Exhibit 99.8
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
April 26, 2018
Thank you, Eric, and good morning everyone.
Yesterday, we announced our results for the first quarter of 2018. For the quarter, the Company reported revenues of $831 million and earnings per share of $0.26, including transaction expenses of $0.04 per share related to the Company’s planned spin-off. This resulted in adjusted first quarter EPS of $0.30 for core earnings for the first quarter, matching last year’s earnings level for the same quarter.
During the first quarter, we invested $318 million in our wholly-owned lease fleet - including new railcars, secondary market purchases, and modifications - and invested $41 million at the corporate level and across our businesses.
During the first quarter, we also invested $50 million in share repurchases with the purchase over 1.5 million shares of Trinity stock under our new program. We will provide updates on any additional share repurchase program activity as we report each quarter’s financial results.
Earlier this week, we provided a notice to call our $450 million of convertible notes at par on June 1st. This is our first opportunity to call these notes since issuance in 2006. A call of the notes will likely force holders to convert since the current stock price is above the current conversion price of $24.13 per share.
We are required to settle the par amount of a conversion in cash, and we have the option to settle the “in-the-money,” premium above $450 million, in cash, stock, or a combination. We intend to settle the conversion fully in cash; therefore, beginning in the second quarter, we will no longer carry any EPS dilution related to the premium. At yesterday’s closing stock price, the premium amount would equate to 4.5 million shares of dilution, and the aggregate cash payable amount upon conversion would total approximately $590 million. The aggregate amount payable cannot be determined at this time however, as it will depend on the aggregated payout following each conversion notice, using the average closing stock price for the 20-day trading period following each note holder’s redemption.
The Company currently expects to fund the redemption and conversion payments through a combination of cash on hand and the proceeds from one or more debt financing transactions on a non-recourse basis. We will provide further information about the financing transactions once they have been completed, which we expect to occur in late second quarter or early third quarter. The call of the convertible notes and associated re-financing are important steps as we continue to analyze and refine capital structures for the two companies in preparation for the spin-off.
Regarding our 2018 guidance, let me remind you that our EPS guidance reflects consolidated results for Trinity and has not been adjusted to incorporate the completion of the planned spin-off in the fourth quarter. We will provide as much detail on the financial impacts of the spin-off as we are able to during our earnings calls throughout the year.
In the tables that accompanied our press release yesterday, we provided updated 2018 detailed guidance - including segment details - that reflects anticipated market conditions and the impact of the lower tax rate. We now anticipate core 2018 EPS of between $1.20 and $1.40, excluding what we now expect to be approximately $30 million to $35 million, or $0.20 to $0.25 per share, of transaction costs associated with the planned spin-off. These transaction costs are reported in Corporate Expenses. The EPS range, including these transaction costs, is expected to be between $0.95 and $1.20. Our updated guidance includes interest expense of $165 million for the year. This is relatively unchanged from what was included in the EPS guidance we provided in February.
Across our businesses with larger backlogs, expected operating margins during the year reflect orders we took in time periods with weaker market conditions. There is a lag effect of when we take orders and when we see the pricing and margins in our financial results due to the size of the backlogs. As a result of this, while we are encouraged by the increasing level of demand in several of our markets, pricing trends we see for some of the orders this year will generally not be reflected in this year’s results. However, our teams are working diligently on achieving operating efficiencies to improve upon our expectations, and we will update you on our progress throughout the year.
In the Rail Group, we continue to expect deliveries of 20,500 railcars this year. Approximately 85% of our 2018 production plan has been delivered in the first quarter or was in the quarter-end backlog. At the end of the quarter, the backlog was 21,365 railcars with a value of $2.1 billion. We currently anticipate approximately 45% of our total 2018 deliveries will go into our lease fleet.
In our Railcar Leasing Group, we expect to grow our wholly owned lease fleet again this year, while continuing to sell leased railcars to the RIV platform. We continue to expect proceeds from sales of leased railcars of approximately $350 million, with $16 million completed in the first quarter. We now anticipate the remainder to be spread over the second, third and fourth quarters, though the cadence may not be even as we are still determining the schedule for these transactions. As a reminder, the guidance for proceeds from sales of leased railcars is separate from and is not included in the segment guidance for revenue from operations. As Eric mentioned, lease rates for renewals are generally lower than their expiring leases, impacting Leasing revenue and profit from operations. Rates are beginning to improve slightly as compared to recent quarters.
In the Energy Equipment Group, we expect a step down in revenues and profits in 2018, primarily due to reduced volumes and lower contractual pricing on the long-term supply agreement in our wind towers business. We are optimistic about our utility structures business in 2018 as market demand has continued to improve.
In the Construction Products Group, revenue and profit guidance reflects the acquisitions we made last year in our aggregates and shoring businesses. We will see the full year financial impact from these acquisitions in 2018. An increased focus on infrastructure spending at both the state and federal levels could position this Group to gain momentum beyond 2018 as projects come to fruition.
In the Inland Barge Group, we had a number of strategic orders placed in the first quarter. We remain flexible to respond to improvement in market demand, though the timing of a sustained market recovery is difficult to gauge. Our expectation remains for a breakeven year as barge operators continue to rationalize their fleets.
Regarding our corporate expenses, our guidance assumes that legal costs will remain at levels similar to 2017 as we continue to work through our docket of highway products cases. We are optimistic that these costs will decrease in the near future, as we work through these items.
From a leasing capital expenditures standpoint, we currently expect to add railcars with a value of $905 million to our lease fleet in 2018, primarily from our manufacturing lines, but also from secondary market purchases. In addition, we will invest approximately $60 million in our owned and partially-owned lease fleets to modify certain tank cars to meet the new regulatory standards for flammable service - the investment will also make these railcars available to carry a wider range of commodities. After taking into account deferred profit on new railcar additions and planned modifications to our lease fleet, as well as the proceeds from sales of leased railcars, we anticipate a net lease fleet investment of approximately $520 million in 2018.

In 2018, we expect capital expenditures for our businesses and at the corporate level of between $100 million and $150 million. We may have additional capital expenditures related to the proposed spin-off that are not yet included in this range.
As we indicated in our press release yesterday, actual results in 2018 may differ from present expectations and could be impacted by a number of factors including, among others, the “Risk Factors” and “Forward-Looking Statements” disclosed in our 10-K.
Our operator will now prepare us for the question and answer session.
-- Q&A Session --